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                                 EXHIBIT (a)(4)


[TEXT OF E-MAIL SENT TO MANAGEMENT EQUITY PLAN PARTICIPANTS ON
SEPTEMBER 19, 2001]

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Accuride Corporation has commenced the offer to exchange that is referred to in this communication. Accuride has filed with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents. Employees of Accuride who are option holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents because they contain important information about the offer. The Schedule TO and related exhibits are available without charge at the Securities and Exchange Commission website at www.sec.gov. Additional copies of these documents may be obtained without charge by employees of Accuride who are eligible for the offer to exchange by contacting the persons identified below.

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To: Management Equity Plan Participants

Hopefully by now you have read the offer to exchange and related materials previously distributed in connection with our option exchange program. We want to inform you of three clarifications. First, it is the intention of the compensation committee of our board of directors to meet prior to the expected grant date of the new options to ensure that the new options are granted on or about April 4, 2002. The exercise price of the new options will be based on the fair market value of our common stock at such date as determined at the discretion of the compensation committee of our board of directors. Second, we have been advised that our executive officers and directors intend to tender all of their options eligible to be tendered pursuant to this offer. Third, upon the terms and subject to the conditions of our offer following the expiration date, we will promptly accept for exchange and cancel options properly tendered and validly withdrawn before the expiration date.

If you have any questions about the offer, please contact:

Pat Wolfe (812-962-5014)
David K. Armstrong (812-962-5059)
Accuride Corporation
7140 Office Circle
Evansville, Indiana 47715